Filed Pursuant to Rule 433

Registration Statement No. 333-264388

Bank of Montreal Market Linked Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket of Two Indices and Two Exchange-Traded Funds due August 24, 2026

Term Sheet to Preliminary Pricing Supplement No. ELN2252 dated February 5, 2024

Summary of Terms

Issuer :	Bank of Montreal
Market Measure:	A basket comprised of the following unequally weighted basket components, with each basket component having the weighting noted parenthetically: the S&P 500® Index (50.00%); the Nasdaq-100 Index® (30.00%); the First Trust Nasdaq Cybersecurity ETF (10.00%); and the VanEck Semiconductor ETF (10.00%) (each, a "basket component" and collectively, the "basket components").
Pricing Date*:	February 16, 2024
Issue Date*:	February 22, 2024
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):

•    if the ending level is greater than the starting level:
$1,000 plus the lesser of: (i) $1,000 × basket return × upside participation rate; and (ii) the maximum return;

•    if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:

$1,000; or

•    if the ending level is less than the threshold level:
$1,000 + [$1,000 × (basket return + buffer amount)]

Stated Maturity Date*:	August 24, 2026
Starting Level:	The "starting level" is 100.00.
Ending Level:	The "ending level" will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the component return of the S&P 500® Index; (B) 30% of the component return of the Nasdaq-100 Index®; (C) 10% of the component return of the First Trust Nasdaq Cybersecurity ETF; and (D) 10% of the component return of the VanEck Semiconductor ETF.
Maximum Return:	At least 25% of the face amount per security, to be determined on the pricing date
Threshold Level:	85.00, which is equal to 85% of the starting level
Buffer Amount:	15%
Upside Participation Rate:	150%
Basket Return:	(ending level – starting level) / starting level
Calculation Day*:	August 19, 2026
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	06375MVR3
Material Tax Consequences:	See the preliminary pricing supplement.

* subject to change

Summary of Terms (continued)

Agent Discount:**	Up to 3.075%; dealers, including those using the trade name Wells Fargo Advisers ("WFA"), may receive a selling concession of up to 2.00% and WFA may receive a distribution expense fee of 0.075%
Component Return:

For each basket component:

final component value – initial component value

initial component value

where,

•    the “initial component value” will be the closing value of that basket component on the pricing date; and

•    the “final component value” will be the closing value of that basket component on the calculation day.

** In addition, selected dealers may receive a fee of up to 0.25% for marketing and other services

Hypothetical Payout Profile***

***assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date.

If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Basket in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $964.00 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $914.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465924001898/o22245fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•    If The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Maturity.

•    No Periodic Interest Will Be Paid On The Securities.

•    Changes In The Values Of The Basket Components May Offset Each Other.

•    Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Basket Components Or The Stocks Included in the Basket Components.

•    The Securities Are Subject To Credit Risk.

•    Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.

•    The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•    The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•    The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•    The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•    The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•    The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating to the Basket Components

•    An Investment In The Securities Is Subject To Risks Associated With Non-U.S. Securities Markets.

•    An Investment In The Securities Is Subject To Risks Associated With Specific Economic Industries.

•    The Securities Are Subject To Exchange Rate Risk.

•    The Maturity Payment Amount Will Depend Upon The Performance Of The Basket Components And Therefore The Securities Are Subject To A Variety of Risks, As Discussed In More Detail In The Accompanying Product Supplement.

Risks Relating to Conflicts of Interest

•    Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.